Exhibit 99.1

Terrea Tamanaha Primal Solutions, Inc. (949) 221-8337 (949) 260-1515 Fax terrea.tamanaha@primal.com

PRIMAL REPORTS RESULTS FOR SECOND QUARTER
AND SIX MONTHS ENDED JUNE 30, 2003

IRVINE, CA – July 23, 2003 – Primal Solutions, Inc. (OTC Bulletin Board: PSOL.OB), today announced financial and operational results for its second quarter and the six months ended June 30, 2003.  Primal is a communications software company offering solutions that enable service providers to generate revenue from their IP networks. Primal’s products include Access IM® Network Mediation, Connect RTR™ Real Time Rating and related services and solutions.

Highlights:

•                  Successfully deployed Connect IXC™, an integrated IP mediation and rating solution for Time Warner Cable. Time Warner Cable is now delivering the first Voice over Internet Protocol (VoIP) cable primary-line residential telephone service, Digital Phone, to customers in Portland, Maine.

•                  Signed a contract to deploy Access IM® IP Mediation and Connect CCB® customer care and billing solution at a municipal utility that will be providing a triple play service offering of Voice, Video, and Data using a state of the art Fiber to the User (FTTU) network.

•                  Increased cash flows from operations by $780,000 to $388,000 for the six months ended June 30, 2003 as compared to a deficit of $391,000 for the six months ended June 30, 2002.

•                  Decreased operating expenses by $675,000 to $1.9 million in the six months ended June 30, 2003 as compared to $2.6 million in the six months ended June 30, 2002.

•                  Reduced YTD net loss by $205,000, or 38%, from a loss of $533,000, or $0.03 basic and diluted loss per share, in the six months ended June 30, 2002 as compared to $328,000, or $0.01 basic and diluted loss per share, for same period in current year.

“We are pleased with our progress during the first half of 2003.  Our focus has been on re-establishing growth while achieving operating profitability,” said Joe Simrell, CEO of Primal.  “We have sharpened our market focus, expanded our efforts in our target markets, and increased our investments in our key partner relationships.  We are in the first year of several multi-year agreements, which, together with our recurring revenues, provide us revenue visibility and good growth opportunity.”

In addition, we are encouraged by our relationships with our partners, which have been instrumental in recent customer wins such as Time Warner Cable.  Primal continues to have an excellent relationship with all our partners,” stated Mr. Simrell.  “We have increased our resource and capital commitments to our key partner relationships, which will produce several solution initiatives in 2003. We expect to benefit in the future as we continue to invest in strategic relationships and pursue market opportunities with our partners.”

“Despite the improvement of cash flow, increasing sales, and positive partner activity, Primal continues to record net losses because of management’s decision to invest in the business infrastructure for growth opportunities.  Because of this focus, Primal does not expect to achieve profitability in the near future.  Throughout the first half of 2003, we have continued to focus on protecting cash flow, taking steps to improve operational efficiencies and maintaining adequate liquidity in our drive to service existing customers and attract new customers.”

About Primal

Primal Solutions, Inc. (OTCBB.PSOL.OB) is a communications software company offering solutions that enable service providers to generate revenue from their IP networks. Primal’s products include Access IM® Network Mediation, Connect RTR™ Real Time Rating and related services and solutions.  The company is headquartered in Irvine, California. Information on Primal and its products can be obtained at www.primal.com <http://www.primal.com>.

Forward-looking Statements

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements involve a number of known and unknown risks and uncertainties that may cause the company’s actual results or outcomes to be materially different from those anticipated and discussed herein.  These include the company’s historic lack of profitability, end-use customers’ acceptance and actual demand, which may differ significantly from expectations, the need for the company to manage its growth, the need to raise funds for operations, and other risks associated with the regulation of the Internet and the telecommunications industry.  Additional discussion of these and other factors affecting the company’s business and prospects is contained in the company’s periodic filings with the Securities and Exchange Commission.

Access IM, Connect RTR, Connect IXC and Connect CCB are trademarks of Primal Solutions, Inc.  All other product and company names mentioned are the property of their respective owners and are mentioned for identification purposes only.